UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(AMENDMENT NO.      )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

SCPIE HOLDINGS INC.

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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(Investors)	Robert B. Tschudy Senior Vice President and CFO SCPIE Holdings Inc. 310/557-8739 e-mail: rtschudy@scpie.com	(Media)	Howard Bender SCPIE Holdings Inc. 310/551-5948 e-mail: hbender@scpie.com

Roger Pondel PondelWilkinson Inc. 310/279-5980 e-mail: rpondel@pondel.com

STILWELL GROUP REQUIRED TO OBTAIN INSURANCE DEPARTMENT APPROVAL

FOR PROXY SOLICITATION

Los Angeles, California – June 5, 2006 – SCPIE Holdings Inc. (NYSE: SKP) announced today that the Delaware Department of Insurance has notified the Stilwell Group that the holding of proxies with respect to more than 10% of the Company’s common stock by the Stilwell Group requires the Department’s approval, which the Stilwell Group has not attempted to obtain. While SCPIE is studying the implications of the Department’s decision, it understands this determination to mean that, if the Stilwell Group does not obtain such approval prior to the Company’s upcoming annual meeting (or otherwise overturn the Department’s decision), some or all of the proxies it may obtain pursuant to its pending solicitation may not be authorized to be voted at the annual meeting. SCPIE further understands that the Department’s approval process involves a minimum of one month (and typically involves two to three months) of consideration, suggesting that in SCPIE’s view it is highly unlikely that the Stilwell Group could possibly secure such approval by SCPIE’s scheduled June 22, 2006, stockholders’ meeting date.

A copy of the full text of the Department’s letter follows:

Matthew Denn Insurance Commissioner	[Seal of Delaware Insurance Commissioner]	Department of Insurance 841 Silver Lake Blvd. Dover, DE 19904-2465 (302) 674-7300 (302) 739-5280 fax

June 2, 2006

Kenneth B. Schnoll

Sonnenschein Nath & Rosenthal

685 Market Street, 6th Floor

San Francisco, CA 94105-4207

Re: Disclaimer of Control – American Healthcare Indemnity Company

Dear Mr. Schnoll:

The Department has reviewed your request for a Disclaimer of Control regarding American Healthcare Indemnity Company. In the Disclaimer Stilwell Value Partners III, L.P., Stilwell Value LLC, Joseph Stilwell, Spencer L. Schneider, Gregory Noonan (Jointly referred to herein as “Stilwell”) states that they are seeking to elect individuals to fill three positions to the Board of Directors of SCPIE. The Disclaimer also states that, it will, for a limited time and purpose, hold proxies to vote more than 10% of the outstanding shares of SCPIE in favor of its three nominees for election to the twelve-person Board.

Delaware code 5001 (3) defines control as follows:

(3) “Control.” The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract other than a commercial contract for goods or non-management services, or otherwise, unless the power is the result of’ an official position with or corporate office held by the person. Control shall be presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, 10 percent or more of the voting securities of any other person. This presumption may be rebutted by a showing made in the manner provided by § 5004(k) of this title that control does not exist in fact. The Commissioner may determine, after furnishing all persons in interest notice and opportunity to be heard and making specific findings of fact to support such determination, that control exists in fact, notwithstanding the absence of a presumption to that effect.

Since Stilwell states it will hold proxies to vote of more than 10% of the outstanding shares of SCPIE, the Department interprets this as Stilwell having control per the above definition. Therefore the Department believes that Stilwell must file a Form A as required per §5003 of the Delaware Code. If you have any questions or concerns please feel free to contact me at (302) 674-7330.

Sincerely,

/s/ Darryl Reese
Darryl Reese, CFE, CIE, CFE
Director of Company Regulation

Cc: Glenn C. Kenton, Richards, Layton & Finger

About SCPIE Holdings

SCPIE Holdings Inc. is a leading provider of healthcare liability insurance for physicians, oral and maxillofacial surgeons, and other healthcare providers, as well as medical groups and healthcare facilities. Since the company was founded in 1976, it has carved out a significant niche in the insurance industry by providing innovative products and services specifically for the healthcare community.

Important Additional Information Filed with the SEC

On May 8, 2006, SCPIE filed a definitive proxy statement with the SEC and mailed it to SCPIE’s stockholders. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT SCPIE HAS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Security holders are able to obtain a free copy of the proxy statement and other related documents filed by SCPIE at the SEC’s website at www.sec.gov. SCPIE’s proxy statement and other related documents may also be obtained from SCPIE free of charge by contacting SCPIE’s Communications Department at (310) 551-5942.

LISTING OF PERSONS WHO MAY BE DEEMED “PARTICIPANTS” IN THE SOLICITATION AND CERTAIN INFORMATION CONCERNING SUCH PERSONS IS SET FORTH IN THE DEFINITIVE PROXY STATEMENT FILED WITH THE SEC ON MAY 8, 2006, WHICH MAY BE OBTAINED THROUGH THE WEB SITE MAINTAINED BY THE SEC AT www.sec.gov. SINCE SUCH DATE, WILLIAM A. RENERT, M.D. SOLD 1,895 SHARES OF SCPIE’S COMMON STOCK ON MAY 12, 2006.

Forward-Looking Statements

In addition to historical information, this news release contains forward-looking statements that are based upon the SCPIE’s estimates and expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Forward-looking statements include statements herein regarding SCPIE’s upcoming annual meeting of stockholders. In light of the significant uncertainties inherent in the forward-looking information herein, the inclusion of such information should not be regarded as a representation by SCPIE or any other person that SCPIE’s objectives or plans will be realized.